Exhibit 99.1

I have excellent news to share. Earlier today, we filed our final, definitive proxy with the SEC. With this definitive proxy filing completed, we have set a date for the meeting of stockholders, at which they’ll vote on the proposed merger with GHX. The stockholder meeting will take place in our offices on Thursday, March 2 at 10:00 a.m. Should we receive stockholder approval, the transaction is expected to close within a few days of the meeting. Receipt of stockholder approval and GHX’s debt financing (which is progressing well) remain the two primary conditions to close.

You may notice that these dates are actually after the February 28 walk-away date that we have previously discussed as being in the original merger agreement. Both GHX and Neoforma remain entirely committed to our merger, and so we have both agreed to extend the walk-away date.

With the definitive proxy on file and the meeting date set, we can now begin soliciting votes for our merger. Together with Innisfree, our proxy solicitation firm, we’ll begin this process immediately.

We firmly believe the combination of Neoforma and GHX is beneficial to our stockholders, our customers and the industry, and so we’d like to encourage you to vote any shares that you own in favor of the transaction. Together, our companies can lower total costs in the healthcare supply chain, provide a comprehensive suite of supply chain management solutions to all industry participants and accelerate the industry’s ability to adopt standards.

I am extremely proud of the work we’ve done together here at Neoforma to help unlock value in the supply chain. Your patience and perseverance during this long transaction process are greatly appreciated. Thank you again for all that you do. As always, feel free to contact Dan, Andrew or me if you have any questions.

All the best,

Bob